FOR IMMEDIATE RELEASE

Contacts:

Bob Okunski
Sr. Director of Investor Relation
408-240-5447

Helen Kendrick
Communications Manager
408-240-5585

SunPower Announces Triggering Event for Convertibility of $200M
Senior Convertible Debentures Due 2027

SAN JOSE, Calif., Sept. 25, 2008 – SunPower Corporation (Nasdaq: SPWR), a Silicon Valley-based manufacturer of high-efficiency solar cells, solar panels and solar systems, today announced that the last reported sale price of its class A common stock on at least 20 of the last 30 trading days during the fiscal quarter ending September 28, 2008 has equaled or exceeded $70.94, which represents 125% of the conversion price for one series of its outstanding senior convertible debentures.  Accordingly, pursuant to the terms of the indenture governing its $200 million aggregate principal amount of 1.25% senior convertible debentures due 2027, the market price conversion trigger has been satisfied and the debentures may be converted at the holders’ option during SunPower’s fourth fiscal quarter ending December 28, 2008.

Although the market value of the debentures relative to the value holders would receive upon conversion has declined during the third fiscal quarter, the current market value of the debentures remains in excess of the conversion value.  Accordingly, if the market value of the debentures remains at these levels, holders might not have an economic incentive to convert their debentures.  The current capital market conditions, credit environment, and the recent prohibition on “naked” short selling announced by the U.S. Securities and Exchange Commission could, however, create incentives for holders to convert their debentures that did not exist in prior quarters.

Pursuant to the terms of the indenture, the principal amount of any debentures surrendered for conversion must be settled in cash.  To the extent that the conversion obligation exceeds the principal amount of any debentures converted, SunPower must satisfy the remaining conversion obligation of the 1.25% senior convertible debentures due 2027 in shares of its class A common stock.

As a result of the class A common stock price conversion trigger, SunPower will classify the $200 million aggregate principal amount of the debentures as short-term debt on its September 28, 2008 balance sheet.  If the class A common stock price conversion test is not met in a subsequent quarter, the debentures may be re-classified as non-current debt as of the end of such quarter.

The common stock price conversion test will not be met for SunPower’s $225 million aggregate principal amount of its 0.75% senior convertible debentures due 2027, as the class A common stock closing price for at least 20 of the last 30 trading days of this quarter has not equaled or exceeded $102.80, which represents 125% of the applicable conversion price for this series of the company’s outstanding senior convertible debentures.  Therefore, this series of convertible debentures will not be convertible into common stock based on this trigger during the fiscal quarter ending on December 28, 2008.  If the common stock price conversion test is met in a subsequent quarter, these debentures may also be re-classified as short-term debt.

SunPower’s principal current sources of liquidity are cash on its balance sheet, cash generated by operations and borrowings under its credit facilities.  Based on SunPower's current financial condition, management believes that liquidity from these sources, combined with the potential availability of future sources of funding, including accessing debt and equity markets, will be adequate to fund SunPower’s current and long-term debt obligations, and fund its planned capital expenditures and business plans over the next 12 months.  If a significant number of debentures were to be submitted for conversion, however, SunPower may need to take steps to enhance liquidity or pursue other courses of action with respect to the debentures.

About SunPower
 SunPower Corporation (Nasdaq: SPWR) designs, manufactures and delivers high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers.  SunPower high-efficiency solar cells and solar panels generate up to 50 percent more power than conventional solar technologies and have a uniquely attractive, all-black appearance. With headquarters in San Jose, Calif., SunPower has offices in North America, Europe, Australia, and Asia.  For more information, visit www.sunpowercorp.com.  SunPower is a majority-owned subsidiary of Cypress Semiconductor Corp. (NYSE: CY).

Forward-Looking Statement

This press release contains forward-looking statements, and assumptions underlying these statements, within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are statements that do not represent historical facts. SunPower uses words and phrases such as “may,” “might,” “could,” “believe,” and similar expressions to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, our beliefs with regard to the likelihood  that holders of our senior convertible debentures will  elect to convert, our belief that the sources of liquidity described above will be sufficient to fund our obligations and operations for the next 12 months, and our ability to take steps to enhance liquidity or pursue other courses of action with respect to the debentures in the event of significant demand for conversion.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties, including the volatility of the trading price of SunPower’s class A common stock, the associated market value of the debentures, the individual motivations of particular holders of our debentures including the need for liquidity and the effects of government regulation, our ability to generate cash as needed from operations and from debt and equity financing sources, our ability to take steps to enhance liquidity or pursue other courses of action with respect to the debentures in a timely and economically attractive fashion should we desire to do so, and other risks described in SunPower's Quarterly Report on Form 10-Q for the quarter ended June 29, 2008 and other filings with the Securities Exchange Commission.    These forward-looking statements should not be relied upon as representing SunPower’s views as of any subsequent date, and SunPower is under no obligation to, and expressly disclaims any responsibility to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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SunPower is a registered trademark of SunPower Corp. Cypress is a registered trademark of Cypress Semiconductor Corp.  All other trademarks are the property of their respective owners.